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                          EXPENSE LIMITATION AGREEMENT

     THIS EXPENSE LIMITATION AGREEMENT is made as of the 29th day of September, 2000, by and between BT INVESTMENT FUNDS, a Massachusetts Business trust (the "Trust"), and BANKERS TRUST COMPANY, a New York corporation (the
"Administrator") with respect to the following:

     WHEREAS, the Administrator serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992 (the "Agreement"); and

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Administrator agrees to waive its fees and reimburse expenses for the period from September 29, 2000 to December 31, 2001 to the extent necessary so that each Fund's total annual operating expenses do not exceed the percentage of average daily net assets set forth on Exhibit A.

     2. Upon the termination of the Administration Agreement, this Agreement shall automatically terminate.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

                                                   BT INVESTMENT FUNDS

Attest:  /s/ Amy M. Olmert                         By:      /s/ Daniel O. Hirsch
Name:    Amy M. Olmert                             Name:    Daniel O. Hirsch
                                                   Title:   Secretary

                                                   BANKERS TRUST COMPANY

Attest:  /s/ Amy M. Olmert                         By:      /s/ Ross C. Youngman
Name:    Amy M. Olmert                             Name:    Ross C. Youngman
                                                   Title:   Managing Director
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                                    Exhibit A

                                           Total Fund Operating Expenses
Fund                               (as a percentage of average daily net assets)
----                               ---------------------------------------------

Communications - Investment Class                      1.25%
Communications - Institutional Class                   1.00%